As filed with the Securities and Exchange Commission on June 5, 2023

Registration No. 333- 256888

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National Grid plc

(Exact name of registrant as specified in its charter)

England and Wales	98-0367158
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1-3 Strand, London WC2N 5EH,

England

+44 (0) 207 004 3000

(Address and telephone number of Registrant’s principal executive offices)

Gregory Barone

National Grid

300 Erie Boulevard West

Syracuse, NY 13202

+1 315 428 6717

(Name, address and telephone number of agent for service)

With copies to:

Jeffrey Cohen

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

United States of America

+1 212 903 9014

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-256888) is being filed by National Grid plc (“NG”) solely for the purpose of (i) updating the opinion of legal counsel as Exhibits 5.1 and 5.2, respectively, and (ii) filing the form of Indenture, between National Grid plc, as issuer and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”) and Form T-1, the Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939, as amended as Exhibits 4.1 and 25.1, respectively. No changes have been made to any other section of the prospectus included in Part I or to any other sections of the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement will become effective immediately upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The United Kingdom Companies Act 2006 (the “Companies Act”) allows an English company to indemnify its directors against liability and to provide its directors with funds to cover the costs incurred in defending legal proceedings against him or her. Under the Companies Act, an English company is allowed to indemnify its directors against any liability incurred by a director to any person (other than the company itself or any associated company) in connection with any negligence, default, breach of duty or breach of trust in relation to the company, by means of a “qualifying third party indemnity provision”. A “qualifying third party indemnity provision” may cover the costs of a judgment against a director but cannot include (i) costs incurred by a director to the company or any associated company; (ii) fines imposed in criminal proceedings and penalties imposed by regulatory authorities by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; (iii) costs incurred in defending criminal proceedings where the director is convicted or civil proceedings brought by the company or an associated company where judgment is given against him; or (iv) costs incurred in proceedings for certain relief where the court refuses to grant such relief.

NG arranges Directors’ and Officers’ liability insurance cover. A qualifying third party indemnity provision was granted in favor of the directors in accordance with Sections 232 to 234 of the Companies Act. The indemnity provision is contained in NG’s articles of association at Articles 126.1 to 126.3 which are set out below.

Article 126.1

“To the fullest extent permitted by law, we will indemnify all our Directors and officers out of our own funds against the following:

(a)	Any liability incurred by or attaching to them in connection with any negligence, default, breach of duty or breach of trust by them in relation to NG other than:

(i)	any liability to us or any associated company; and

(ii)	any liability of the kind referred to in Section 234(3) of the Companies Act.

(b)	Any other liability incurred by or attaching to them:

(i)	in actually or seemingly carrying out their duties;

(ii)	in using or seemingly using their powers; and

(iii)	in any other activity connected to their duties, powers or office.

Where a Director or officer is indemnified against any liability in line with this Article 126, the indemnity will cover all costs, charges, losses, expenses and liabilities incurred by them.”

Article 126.2

“As well as the cover provided under Article 126.1 above, the Directors will have power to purchase and maintain insurance for or for the benefit of:

(a)	any person who is or was at any time a Director or officer of any relevant company; or

(b)	any person who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any relevant company are interested.

This includes insurance against any liability incurred by or attaching to them through any act or omission:

(i)	in actually or seemingly carrying out their duties;

(ii)	in using or seemingly using their powers; and

(iii)	in any other activity connected to their duties, powers or offices;

in relation to:

(a)	any relevant company;

(b)	any pension fund; or

(c)	any employees’ share scheme;

and all costs, charges, losses, expenses and liabilities incurred by them in relation to any act or omission.”

Article 126.3

“Subject to the law, we will:

(a)

provide a Director or officer with funds to meet expenditure they have incurred or may incur in defending any criminal or civil proceedings or in connection with any application under the provisions mentioned in Section 205(5) of the Companies Act;

(b)

provide a Director or officer with funds to meet expenditure they have incurred or may incur in defending an investigation by a regulatory authority or against action proposed by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to us; and

(c)	do anything to enable a Director or officer to avoid incurring such expenditure, but any funds we provide or other things we do will be in line with Section 205(5) of the Companies Act.”

The relevant provisions of the Companies Act which permit the giving of such indemnities are Sections 205 and 232 to 234.

Section 232(1) of the Companies Act states that a company cannot exempt a director from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company. Furthermore, Section 232(2) of the Companies Act states that a company cannot, either directly or indirectly, provide an indemnity for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director, except as permitted by Sections 233, 234 and 235 of the Companies Act. Section 233 permits a company to purchase and maintain insurance against the liability mentioned in Section 232(2). Section 234 sets out the conditions which must be fulfilled for an indemnity to be a qualifying third party indemnity. The indemnity must not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director (a) in defending criminal proceedings in which he is convicted, (b) in defending civil proceedings brought by the company or an associated company in which judgment is given against him or (c) where the court refuses to grant him relief in connection with an application under Section 661(3) or (4) (relief in case of acquisition of shares by innocent nominee) or under Section 1157 (relief in case of honest and reasonable conduct). Section 235 permits indemnification of a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as a trustee of the scheme, but not against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature, or any liability incurred by the director in defending criminal proceedings in which he is convicted as a final decision.

Section 205 of the Companies Act provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with any application for relief under Section 661(3) or (4) (relief in case of acquisition of shares by innocent nominee) or Section 1157 (relief in case of honest and reasonable conduct).

The terms on which such loan or other assistance is given must include a requirement that the loan be repaid or the liability discharged if the director is convicted, judgment is given against him or the court refuses to grant the relief on the application.

Except in limited circumstances (Section 994 of the Companies Act) when a company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, or when any act or omission of the company is or would be so prejudicial, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

We will indemnify and hold harmless each of our directors and officers or authorized representatives who signs the registration statement from and against civil liabilities, including liabilities under U.S. securities laws, which they may incur in their capacity.

The form of underwriting agreement to be filed or furnished in connection with the issuance of any debt securities using the prospectus to which this Registration Statement relates will provide that each underwriter, severally, will indemnify NG and each of its directors, officers and representatives who signed the registration statement and each person, if any, who controls NG within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act from and against certain civil liabilities.

ITEM 9.	EXHIBITS

The exhibits to this Registration Statement are listed in the Index to Exhibits below.

ITEM 10.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any plan of distribution or any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to this Registration Statement, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement relating to the securities in this Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of NG’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement Standard Provisions for debt securities (incorporated herein by reference to exhibit 1.1 to the Company’s 2009 Registration Statement on Form F-3 (Registration No. 333-160013)).

4.1*	Form of Indenture between the Company and The Bank of New York Mellon, London Branch.

5.1*	Opinion of Linklaters LLP.

5.2*	Opinion of Linklaters LLP.

8.1*	Opinion of Linklaters LLP, as to certain matters of United Kingdom taxation (included in exhibit 5.1).

23.1+	Consent of Deloitte LLP, independent registered public accounting firm to National Grid plc. (incorporated herein by reference to Exhibit 23.1 to our Registration Statement on Form F-3 filed on June 8, 2021)

23.2*	Consent of Linklaters LLP (included in Exhibit 5.1).

23.3*	Consent of Linklaters LLP (included in Exhibit 5.2).

24.1+	Powers of Attorney (incorporated herein by reference to Exhibit 24.1 to our Registration Statement on Form F-3 filed on June 8, 2021).

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon, as Trustee, with respect to the Form of Indenture between National Grid plc, as Issuer and The Bank of New York Mellon, as Trustee.

*	Filed herewith.
+	Filed previously.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, National Grid plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on June 5, 2023.

National Grid plc

By:	/s/ Andy Agg
Andy Agg
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed this 5th day of June, 2023, by the following person in the following capacity.

National Grid plc

By:	/s/ Gregory Barone
Name:	Gregory Barone
Title:	Authorized Representative in the United States

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.